Exhibit 99.1

PRESS RELEASE

For Immediate Release

Kevin McCarthy to Join Cowen Group, Inc. as General Counsel

New York, December 4, 2006 — Cowen Group, Inc. (NASDAQ: COWN) announced today the hiring of J. Kevin McCarthy as General Counsel. Mr. McCarthy will head Cowen’s Legal and Compliance Department and take responsibility for all legal and regulatory issues involving the firm. He will be based in New York and report to Kim Fennebresque, Chairman and CEO of Cowen.  Mr. McCarthy will replace Mark Kaplan, who has been General Counsel of Cowen and SG Americas since July 2001.  Mr. Kaplan will continue to be General Counsel of SG Americas.

 “Kevin brings a reputation for excellence advising many of the country’s leading financial institutions across all areas of securities and broker-dealer regulation and litigation,” said Mr. Fennebresque. “I am very pleased that Kevin is joining us in the crucial role of General Counsel and am confident that he will be a strong contributor to the leadership team and the Company.”

Prior to joining Cowen, Mr. McCarthy was a partner at the firm Wilmer Cutler Pickering Hale and Dorr LLP, in New York, one of the pre-eminent securities enforcement, regulatory and broker/dealer practices in the country, where he focused on advising and representing financial institutions.  Prior to joining Wilmer Hale in 2004, Mr. McCarthy spent nine years at Credit Suisse First Boston in a variety of positions including Managing Director and Global Head of Litigation, where he was responsible for handling the most significant litigation and regulatory matters facing the firm.

About Cowen Group, Inc.
Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications and consumer.

For further information, contact:
Jean Calleja, Cowen Group, Inc. Media Relations - Tel: 646-562-1888